Exhibit 99.1

                        Technitrol Reports Q304 Results

     PHILADELPHIA--(BUSINESS WIRE)--Oct. 25, 2004--Technitrol, Inc. (NYSE:TNL) reported net earnings for its third fiscal quarter ended October 1, 2004, according to U.S. Generally Accepted Accounting Principles (GAAP), of $4.4 million, or $0.11 per diluted share, including after-tax severance and asset-impairment expenses totaling $2.2 million, or $0.06 per share.
     By comparison, GAAP net earnings in the previous quarter were $9.3 million, or $0.23 per diluted share, including after-tax severance and asset-impairment expenses totaling $1.1 million, or $0.03 per share, and a one-time gain on the sale of equity rights of $1.1 million, or $0.03 per share. In the third quarter of 2003, net earnings were $6.4 million, or $.16 per diluted share, including after-tax severance and asset-impairment expenses totaling $0.6 million, or $.02 per share.
     Third-quarter earnings compared unfavorably with prior periods due to several identifiable factors: a demand slowdown in Pulse' non-consumer markets, especially telecommunications, which began early in the quarter and persisted throughout the period, consistent with published reports from peer companies and customers across the industry; margin pressure resulting from lower Pulse revenues that was compounded by the unusual 14-week duration of the third quarter, with its extra week of fixed costs; a four-week-long diversion of resources in Pulse's consumer division due to a customer's rejection of a large shipment of television transformers (which were re-tested and found to be satisfactory); that customer's temporary refusal to accept new shipments of these products; a one-time inventory write-off in connection with the shutdown of an AMI Doduco facility in France; and the disruptive effects of hurricanes and tropical storms on AMI Doduco's facility in Luquillo, Puerto Rico and AMI Doduco's overall North American supply chain.
     Technitrol's consolidated third-quarter 2004 revenues were $146.5 million, compared with $147.0 million in the previous quarter and $126.3 million in the third quarter of 2003. The third quarter of 2004 was one week longer than the previous and year-ago periods and also included three weeks of fully consolidated revenues from Taiwan-based connector manufacturer Full Rise Electronics Co., Ltd. (FRE), in which Technitrol acquired controlling interest on September 12, 2004.
     Earnings before interest, taxes, depreciation and amortization (EBITDA, defined as operating profit plus depreciation and amortization, a non-GAAP measure reconciled with GAAP operating profit in the attached "Non-GAAP Measures" table) were $14.2 million in the third quarter of 2004, compared with $17.0 million in the previous quarter and $15.2 million in the third quarter of 2003. These numbers exclude the AMI Doduco France inventory write-off in the third quarter and severance, asset-impairment expenses in all periods, as well as the one-time gain in the second quarter of 2004 related to sale of equity rights arising from the 2001 acquisition of the Engelhard-CLAL electrical contacts business.
     Net cash at October 1, 2004 was $137.8 million (cash and equivalents of $153.7 million less debt of $15.9 million), a decrease of approximately $9.7 million from June 25, 2004 due to the consolidation of FRE's debt, severance expenses and an unusual increase in receivables from payment delays related to the disputed television transformers mentioned above.
     Pre-tax severance and asset-impairment expenses of approximately $2.4 million included in third-quarter results comprise $2.1 million at AMI Doduco related to the closure of its facility in France and the relocation of production from France to Germany and $0.3 million at Pulse for severance expense related to exiting a facility in China.

     Pulse

     Pulse designs and manufactures a wide variety of passive magnetics-based electronic components and modules. Revenues for the third quarter were $77.4 million, including approximately $2.2 million from FRE over the final three weeks of the quarter. By comparison, revenues were $81.5 million in the previous quarter and $74.9 million in the third quarter of 2003.
     Shipments were flat with or, particularly in the case of telecommunications products, substantially below internal forecasts with the exception of military/aerospace, in which revenues were modestly higher. Softness in Pulse's markets is fully consistent with reports across the industry. In addition, some product lines experienced increased pricing pressure. Pulse's sales to the networking market remained solid and were close to forecast. Sometime before the end of the second quarter, inventories in the electronics supply chain began to swell in anticipation of continued market strength, but end-market demand weakened and trended downward throughout the quarter, particularly in the U.S. and China. The most pronounced decline was in Pulse's telecommunications product division. There, in addition to overstocked customer inventories, equipment orders have been pushed back, particularly in Asia, where digital subscriber line (DSL) providers have curbed deployment pending introduction of new-generation products. Also, a smaller-than-expected customer base emerged from the division of China's state-owned industry.
     As expected, demand in the European television market declined from the uncharacteristically high levels in the first half of 2004, which were driven by heavy television sales in anticipation of the European soccer championship and the Summer Olympics. Third-quarter slowing in this division was compounded, however, by the effects of a rejection of large shipments of television transformers by a major customer. For four weeks, Pulse re-tested the goods at considerable cost, both in terms of incremental expense and lost productivity in a relatively high-fixed-cost business. The results of the re-inspection showed that the production lot met customer quality requirements within normal tolerances. During this period, the customer covered most of its demand from alternate sources while the issues were being investigated. Resolution of this issue occurred late in the third quarter and the customer began accepting shipments at relatively normal levels, given its inventory positions.
     GAAP operating profit at Pulse was $5.9 million, including $0.3 million in pre-tax severance expense to reduce overhead, mostly in Asia, and an estimated $0.4 million of lost profit associated with the unusual testing and re-qualification activity in the consumer division. By comparison, operating profit was $9.8 million in the previous quarter and $7.6 million in the third quarter of 2003, including pre-tax severance and asset-impairment expenses of $0.6 million (See "Non-GAAP Measures" table reconciling "Segment operating profit (loss), excluding severance and asset-impairment expense" with GAAP operating profit).

     AMI Doduco

     AMI Doduco manufactures a full range of electrical contacts, contact materials and contact assemblies. Revenues in the quarter continued to reflect economic improvement across all end-markets, especially in North America, along with the favorable effects of AMI Doduco's ongoing efforts to improve revenue streams and increase market share. Third quarter revenues were $69.1 million for the quarter, up 5.4% (4.5% on a constant-euro basis) from $65.5 million in the previous quarter and up 34.4% (27.2% on a constant-euro basis) from the third quarter of 2003. Estimated on a comparable 13-week basis, revenues were virtually flat with the previous quarter. The euro, which is the functional currency in AMI Doduco's largest geographic market, was 1.4% and 8.6% stronger, on average, versus the dollar than in the previous and year-ago quarters, respectively. Also, both favorable revenue comparisons were driven by higher prices for precious metals and other raw materials, whose costs are generally passed on to customers.
     AMI Doduco's third-quarter GAAP operating loss, including the $2.1 million pre-tax severance and asset impairment expenses mentioned above and approximately $0.4 million in inventory write-offs associated with the shutdown of the France facility, was $0.6 million, compared with $0.1 million in the previous quarter and a profit of $0.4 million in the third quarter of 2003. Excluding severance and asset-impairment expense, in all periods, and the France inventory write-off, third-quarter 2004 operating profit was $2.0 million, compared with $1.4 million in the second quarter of 2004 and $0.7 million in the third quarter of 2003. (See "Non-GAAP Measures" table reconciling "Segment operating profit (loss), excluding severance and asset-impairment expense" with GAAP operating profit). On a constant-euro basis, operating profit, excluding severance and asset-impairment expenses, and the France inventory write-off, grew 38.6% from the second quarter of 2004 and 137.4% from the third quarter of 2003.
     AMI Doduco's profitability continues to strengthen quarter by quarter. Nonetheless, it was negatively affected in the third quarter by a three-working-day disruption caused by Tropical Storm Jeanne at its Puerto Rico facility, in addition to remaining operating issues that have been identified and addressed as part of a global optimization of the business. These issues include throughput difficulties caused by heavy demand at its North Carolina and Puerto Rico locations, and yield and efficiency problems with two production lines in Germany. Extra managerial resources were implemented to address the throughput issue, while engineering teams have partially resolved one of the yield and efficiency issues in Germany and are working on the other, with full resolution of both expected in the fourth quarter.
     Continuing its rapid expansion, AMI Doduco's China business is expected to remain a principal source of growth for the foreseeable future. The 2004 expansion of the Tianjin facility's capacity and capabilities has proven timely, since AMI Doduco expects trade volumes there to grow more than 50% in 2005. This expansion of this factory will continue for the next several quarters in accordance with AMI Doduco's China growth plan.

     2004 Outlook

     Due to weaker-than-anticipated electronics market conditions in the second half of 2004, revisions to Technitrol's earlier outlook for fiscal 2004 revenues and earnings are appropriate. Technitrol's revenues for 2004 are currently expected to be in the range of $575 million to $590 million, comprising $315 million to $325 million at Pulse and, based on dollar-to-euro exchange rates prevailing in September 2004, $260 million to $265 million at AMI Doduco.
     According to published forecasts, electronics markets are expected to be flat in the fourth quarter and remain weak into 2005. Bookings at Pulse in the beginning of the fourth quarter, however, indicate sequential-quarter demand growth positively affecting all non-consumer product divisions. Fourth-quarter revenues at Pulse will include a full quarter of FRE revenues. On a comparable 13-week basis and without FRE, the mid-range expectation is for 7% to 8% sequential-quarter revenue growth. Assuming this occurs, Pulse's year-over-year revenue growth for 2004, on a 52-week basis, would be between 5% and 8%.
     This outlook also assumes that on the same 13-week basis, expected fourth-quarter revenues at AMI Doduco will be flat to 6% higher sequentially from the third quarter, based on similar commodity price levels and currency exchange rates. Assuming this occurs, AMI Doduco's year-over-year revenue growth for 2004, on a 52-week basis, would be approximately 18% - 20%.
     Before severance and asset-impairment expenses, Technitrol expects diluted earnings per share for the fourth quarter to be between $0.18 and $0.20, and for fiscal 2004, between $0.77 and $0.79.
     Technitrol, Pulse and AMI Doduco will continue to fortify their competitive positions by eliminating costs and streamlining worldwide operations. To preserve margins and maximize profitability during what appears to be an upcoming period of market softness, Pulse has implemented a comprehensive program to accelerate the implementation of lean throughout its organization, reduce cost of goods sold and reduce operating expenses through a variety of actions. Pursuant to this effort, Pulse expects to incur additional severance and asset-impairment expenses, including an estimated $2.4 million pre-tax in the fourth quarter for employee severance, asset write-downs and other costs related mainly to exiting a facility in China. These actions are expected to result in annual pre-tax savings of approximately $2.0 million in cost of goods sold. These estimates are approximate, and their timing, magnitude and impact on future costs and expenses are subject to revision.
     Estimated savings from cost-elimination actions taken by the company throughout 2004 are fully reflected in the above earnings-per-share outlook for the fiscal year.
     At this time, Technitrol has not published an outlook for 2005 revenues and earnings. Such an outlook will be announced in December 2004, following the completion of the company's business planning effort, which includes the annual impairment testing of goodwill and other intangible assets. With that announcement, the company will, if necessary, also update its outlook for fiscal 2004. Between the time of the December announcement and January 25, 2005, the date of Technitrol's announcement of fourth-quarter and fiscal 2004 results, Technitrol will not update its outlook for fiscal 2004 or 2005 in the absence of an intervening event material to future revenues and earnings. Prior to public announcement by Technitrol of the fiscal 2005 outlook, or any updates to the fiscal 2004 outlook, forecasts or changes in forecasts from equity analysts are unofficial and should be considered with caution.

     Cautionary Note

     Statements in the above report are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol's SEC reports including, but not limited to, those discussed in the Company's 10-Q report for the quarter ended June 25, 2004 in Item 2 under the caption "Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of
1995)."

     These risk factors include, but are not limited to, the following:

     -- Cyclical changes in the markets we serve, including the recent contraction, could result in a significant decrease in demand for our products and reduce our profitability.

     -- Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.

     -- An inability to adequately respond to changes in technology may decrease our sales.

     -- If our inventories become obsolete, our future performance and operating results will be adversely affected.

     -- An inability to capitalize on our recent or future acquisitions may adversely affect our business.

     -- Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.

     -- An inability to identify additional acquisition opportunities may slow our future growth.

     -- If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.

     -- If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.

     -- Uncertainty in demand for our products may result in increased costs of production and an inability to service our customers.

     -- A decrease in availability or increase in cost of our key raw materials could adversely affect our profit margins.

     -- Competition may result in lower prices for our products and reduced sales.

     -- Our backlog is not an accurate measure of future revenues and is subject to customer cancellation.

     -- Fluctuations in foreign currency exchange rates may adversely affect our operating results.

     -- Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.

     -- Shifting our operations between regions may entail considerable expense.

     -- Liquidity requirements could necessitate movements of existing cash balances, which may be subject to restrictions or cause unfavorable tax and earnings consequences.

     -- Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.

     -- Public health epidemics such as severe acute respiratory syndrome may disrupt operations in affected regions and affect operating results.

     -- The unavailability of insurance against certain business risks may adversely affect our future operating results.

     -- Environmental liability and compliance obligations may affect our operations and results.

     Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, consumer electronics, telecommunications, military/aerospace, automotive, and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.
     Investors: Technitrol's quarterly conference call will take place Monday, October 25, 2004 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on October 25 and concluding at midnight, November 1, 2004. For telephone replay, dial (412) 317-0088 and enter access code 355297#.


CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per-share amounts)

                               Quarter Ended       Nine Months Ended
                           10/1/2004  9/26/2003  10/1/2004  9/26/2003
                           ---------- ---------- ---------- ----------

Net sales                   $146,452   $126,260   $433,029   $374,510
Cost of goods sold           111,514     92,319    320,400    277,330
                           ---------- ---------- ---------- ----------
  Gross profit                34,938     33,941    112,629     97,180
Selling, general and
 administrative expenses      27,158     24,943     83,247     73,235
Severance and asset-
 impairment expenses           2,399        998      6,740      5,396
                           ---------- ---------- ---------- ----------
  Operating profit             5,381      8,000     22,642     18,549

Interest expense, net           (100)      (157)      (405)      (701)
Other income (expense), net      200        (87)       776       (572)
Equity earnings in
 minority-owned investments      395        125        787        630
                           ---------- ---------- ---------- ----------
  Net earnings before taxes    5,876      7,881     23,800     17,906
Income taxes                   1,297      1,469      4,182      2,840
Minority interest               (141)         0       (141)         0
                           ---------- ---------- ---------- ----------
  Net earnings                 4,438      6,412     19,477     15,066

Basic earnings per share        0.11       0.16       0.48       0.38

Diluted earnings per share      0.11       0.16       0.48       0.38

Weighted average common and
 equivalent shares
 outstanding                  40,439     40,170     40,387     40,154


BUSINESS SEGMENT INFORMATION
(UNAUDITED)
(in thousands)

                              Quarter Ended        Nine Months Ended
                          10/1/2004   9/26/2003  10/1/2004  9/26/2003
                         ----------- ----------- ---------- ----------
Net sales
     Pulse                  $77,374     $74,877   $236,367   $214,523
     AMI Doduco              69,078      51,383    196,662    159,987
                         ----------- ----------- ---------- ----------
         Total net sales    146,452     126,260    433,029    374,510
Operating profit (loss)
     Pulse                    5,935       7,643     24,376     20,196
     AMI Doduco                (554)        357     (1,734)    (1,647)
                         ----------- ----------- ---------- ----------
         Total operating
          profit (loss)       5,381       8,000     22,642     18,549


FINANCIAL POSITION
(in thousands, except
 per-share amounts)       10/1/2004  12/26/2003
                         ----------- -----------
                         (unaudited)
                         -----------

Cash and equivalents       $153,716    $143,448
Trade receivables, net      106,935      96,353
Inventories                  76,853      63,086
Other current assets         19,361      17,435
Fixed assets                 98,900      88,049
Other assets                175,933     180,523
                         ----------- -----------
     Total assets           631,698     588,894
Current portion of long-
 term debt                      221         127
Short-term debt               8,020          --
Accounts payable             44,101      46,677
Accrued expenses             72,775      73,748
Long-term debt                7,628       6,710
Other long-term
 liabilities                 13,960      12,882
                         ----------- -----------
     Total liabilities      146,685     140,144
Minority interest            14,107           0
Shareholders' equity        470,906     448,750
Net worth per share           11.65       11.14
Shares outstanding           40,438      40,279


NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. EBITDA                                         Quarter ended
                                            10/1/04  6/25/04  9/26/03
                                            -------- -------- --------
Net earnings                                 $4,438   $9,274   $6,412
Income taxes                                  1,297    1,792    1,469
Interest expense, net                           100      153      157
Other expense (income)                         (200)  (1,290)      87
Depreciation and amortization                 5,936    5,829    6,237
Equity method investment earnings              (395)    (257)    (125)
Minority interest                               141       --       --
                                            -------- -------- --------
EBITDA                                       11,317   15,501   14,237
Severance and asset-impairment expenses       2,399    1,484      998
Inventory write-offs associated with the
 shut down of AMI Doduco's facility in
 France                                         449       --       --
                                            -------- -------- --------
EBITDA excluding severance and asset-
 impairment expenses and AMI Doduco's France
 inventory write-off                         14,165   16,985   15,235


2. Net earnings per diluted share excluding
severance and asset-impairment expense            Quarter Ended
                                            --------------------------
                                            10/1/04  6/25/04  9/26/03
                                            -------- -------- --------
Net earnings per diluted share, GAAP          $0.11    $0.23    $0.16
After-tax severance and asset-impairment
 expense, per share                            0.06     0.03     0.02
Gain on sale of equity rights                  0.00    (0.03)    0.00
                                            -------- -------- --------
Net earnings per diluted share, excluding
 severance and asset-impairment expense        0.17     0.23     0.18


3. Segment operating profit (loss)
excluding severance and asset-impairment
expense                                           Quarter Ended
                                            --------------------------
                                            10/1/04  6/25/04  9/26/03
                                            -------- -------- --------
Pulse operating profit, GAAP                 $5,934   $9,771   $7,643
Pre-tax severance and asset-impairment
 expense                                        325       21      627
                                            -------- -------- --------
Pulse operating profit, excluding severance
 and asset-impairment expense                 6,259    9,792    8,270

AMI Doduco operating profit (loss), GAAP       (554)     (99)     357
Pre-tax severance and asset-impairment
 expense                                      2,074    1,463      371
Inventory write-offs associated with the
 shut down of AMI Doduco's facility in
 France                                         449       --       --
                                            -------- -------- --------
AMI Doduco operating profit, excluding
 severance and asset-impairment expense and
 AMI Doduco's France inventory write-off      1,969    1,364      728


     1. EBITDA (net income plus income taxes, excluding interest and other expense or income, depreciation and amortization, excluding equity method investment earnings and losses) is not a measure of performance under accounting principles generally accepted in the United States. EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company's ability to service debt and fund capital expenditures. We believe it enhances a reader's understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to other companies. We understand that our presentation of EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.
     2,3. Based on discussions with investors and equity analysts, we believe that a reader's understanding of Technitrol's operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance and asset impairment and unusual gains or losses facilitates comparisons of operating performance among financial periods and peer companies. Severance charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

     Copyright (C) 2004 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.


     CONTACT: Technitrol, Inc., Philadelphia
              David Stakun, 215-955-2900